FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940
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1. Name and Address of Reporting Person

             Patterson                G.                      Douglas
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       (Last)                      (First)                    (Middle)

             100 Tri-State Drive                     Suite 200
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                                  (Street)

      Lincolnshire                    IL                         60069
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       (City)                      (State)                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol

         Ivex Packaging Corporation / IXX
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3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

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4. Statement of Month/Year

         2001
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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
       Director                                   10% Owner
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    X  Officer (give title below)                 Other (specify below)
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                                      Vice President and General Counsel
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7. Individual or Joint/Group Reporting (check applicable line)
    X Form Filed by One Reporting Person
   ---
   ___Form Filed by More than one Reporting Person


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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)
         Common Stock
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2. Transaction Date (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

    ----------------            -----------------          -----------------
         Amount                     (A) or (D)                    Price
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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year
   (Instr. 3 and 4)

         123,116
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

         D
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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]



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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 3)

   Employee Stock Option (right to buy)
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2. Conversion or Exercise Price of Derivative Security

         $19.00
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3. Transaction Date (Month/Day/Year)

         12/31/01
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4. Transaction Code (Instr. 8)

         A
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.
   3, 4 and 5)

              15,000
        -------------------                       ------------------
               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)

           See Explanation                            12/31/11
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           Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

           Common Stock                                 15,000
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               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)

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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

         111,652
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

         D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]





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   EXPLANATION OF RESPONSES:

Option vest in three equal annual installments beginning 12/31/02.




   /s/ G. Douglas Patterson                             February 11, 2002
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   **  SIGNATURE OF REPORTING PERSON                        DATE

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**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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